                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.    1   )*
                                          -------


                        ZENITH ELECTRONICS CORPORATION
                        ------------------------------
                                (Name of Issuer)

                                 Common Stock
                                 ------------
                         (Title of Class of Securities)

                                  989349 10 5
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 989349 10 5                   13G                Page 2 of 5 Pages

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Zenith Profit Sharing Retirement Trust
            I.R.S. #36-6019052
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            United States

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              2,335,540 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              2,335,540 shares
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            2,335,540 shares

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
            6.85%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
            EP

- ------------------------------------------------------------------------------

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Item 1(a).   Name of Issuer:
             --------------

             Zenith Electronics Corporation

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             1000 Milwaukee Avenue
             Glenview, Illinois 60025

Item 2(a).   Name of Person Filing:
             ---------------------

             Zenith Profit Sharing Retirement Trust by The First National Bank of Chicago, as Trustee.

Item 2(b).   Address of Principal Business Office:
             ------------------------------------

             One First National Plaza
             Chicago, Illinois 60670

Item 2(c).   Citizenship:
             -----------

             United States

Item 2(d).   Title of Class of Securities:
             ----------------------------

             Common Stock, par value $1.00 per share

Item 2(e).   CUSIP Number
             ------------

             989349 10 5

Item 3.      Type of Person Filing:
             ---------------------

             This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b). The person filing is an:

             (f)(x) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F).

Item 4.      Ownership:
             ---------

             (a)    Amount Beneficially owned:          2,335,540
             (b)    Percent of Class:                        6.85%
             (c)    Number of shares as to which such person has:
                    (i)    sole voting power:                 -0-
                    (ii)   shared voting power:         2,335,540
                    (iii)  sole dispositive power:            -0-
                    (iv)   shared dispositive power:    2,355,540

Item 5.      Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             Not applicable.

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ----------------------------------------------------------------

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:
             ------------------------------------------------------------------

             Not applicable.

Item 8.      Identification and Classification of Member of the Group:
             --------------------------------------------------------

             Not applicable.

Item 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

Item 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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Signature:
- ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1994

                                       ZENITH PROFIT SHARING RETIREMENT TRUST
                                       By:  The First National Bank of Chicago


                                              /s/ Maurice Iorio
                                       By: _______________________________
                                           Name:  Maurice Iorio
                                           Title:  Assistant Vice President